Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this registration statement on Form S-4 of Kearny Financial Corp. of our report dated August 28, 2019 relating to the consolidated financial statements and effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of Kearny Financial Corp. for the year ended June 30, 2019, and to the reference to us under the heading “Experts” in the registration statement.

/s/ Crowe LLP

Livingston, New Jersey

March 17, 2020